October 2015
Pricing Sheet dated October 23, 2015 relating to
Preliminary Terms No. 495 dated October 23, 2015
Registration Statement No. 333-199966
Filed pursuant to Rule 433

Structured Investments

Opportunities in Commodities

Jump Securities Based on the Value of the S&P GSCI™ Crude Oil Index Excess Return due April 26, 2019

PRICING TERMS — October 23, 2015
Issuer:	JPMorgan Chase & Co.
Underlying index:	S&P GSCI™ Crude Oil Index Excess Return
Aggregate principal amount:	$3,345,000
Payment at maturity:	▪ If the final index value is greater than or equal to the initial index value, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:
$1,000 + upside payment
▪ If the final index value is less than the initial index value, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:
$1,000 × index performance factor
This amount will be less than the stated principal amount of $1,000 and will represent a loss of some or all of your principal amount.
Upside payment:	$500.00 per security (50.00% of the stated principal amount)
Index performance factor:	final index value / initial index value
Initial index value:	The closing level of the underlying index on the pricing date, which was 207.0150
Final index value:	The closing level of the underlying index on the valuation date
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	October 23, 2015
Original issue date (settlement date):	October 28, 2015
Valuation date:	April 23, 2019, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Index” in the accompanying product supplement no. 2a-I
Maturity date:	April 26, 2019, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 2a-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement no. 2a-I and in “Risk Factors — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in the accompanying product supplement no. 2a-I
CUSIP / ISIN:	48125UZ62 / US48125UZ624
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$21.00(2)	$974.00
		$5.00(3)
Total	$3,345,000.00	$86,970.00	$3,258,030.00
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $21.00 per $1,000 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-79 of the accompanying product supplement no. 2a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount security

The estimated value of the securities on the pricing date as determined by JPMS was $966.70 per $1,000 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in the accompanying preliminary terms for additional information.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. 2a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the accompanying preliminary terms.

Preliminary terms no. 495 dated October 20, 2015: http://www.sec.gov/Archives/edgar/data/19617/000114036115038028/formfwp.htm

Product supplement no. 2a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008404/e61363_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.